Exhibit 99.1

   BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES 62ND CONSECUTIVE DIVIDEND

     CHARLESTON, S.C., March 17 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on March 17, 2005, declared a $.12 per share dividend, payable April 29, 2005, to shareholders of record as of March 31, 2005. Hugh C. Lane Jr., the Corporation's President and CEO stated, "We are very optimistic and excited about 2005 and are pleased to announce our 62nd consecutive dividend which we have increased from $.11 per share to $.12 per share. Our loans have increased 11.54% from March of 2004, and deposits have increased 17.62% from March of 2004. Our assets have also increased 16% from March 2004. We look forward to this trend continuing and will continue to share the success of the Bank with our shareholders through these dividends."

     The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its' website at http://www.banksc.com . Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg.

SOURCE  Bank of South Carolina Corporation
    -0-                             03/17/2005
    /CONTACT:  William L. Hiott, Jr. of Bank of South Carolina,
+1-843-724-1500/
    /Web site:  http://www.banksc.com